UNITED STATES
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SCHEDULE 14A

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On May 10, 2010, SouthWest Water Company conducted a publicly-announced conference call to discuss the company’s operating results for the quarter ended March 31, 2010.  Set forth below is a transcript of the conference call, which is available for telephonic replay until midnight May 17, 2010 at 888.286.8010 (international callers 617.801.6888), passcode 69 59 52 44.

Filed by SouthWest Water Company

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company:  SouthWest Water Company

Commission File No. :  0-8176

DeLise

                Good afternoon everyone, and welcome to SouthWest Water Company’s conference call for the quarter ended March 31, 2010. We issued a press release on our financial results and our quarterly report on Form 10-Q last Friday, a copy of which can be found on our web site at www.swwc.com.  A replay of this conference call will be available on the website later today as well.

With me today is Mark Swatek, our president and chief executive officer, who will provide an update on our proposed merger transaction and highlights of the quarter, then I will take you through the details of our first quarter financial results, followed by an open Question and Answer period.

Before I turn the call over to Mark, I want to make you aware that our discussion today may include forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected. Information concerning factors that could cause actual results to differ from those in the forward-looking statements may be found in our 2009 Annual Report on Form 10-K under the “Risk Factors” section and in our other SEC filings. Copies of these filings are available on our website.

In connection with the proposed transaction we announced on March 3rd, we filed a preliminary proxy statement with the SEC on April 23rd. Before making any voting, or investment decision, investors are urged to carefully read the entire proxy statement and any other relevant documents filed with the SEC as well as any amendments or supplements of those documents, because they contain important information about this proposed transaction. A definitive proxy statement will be sent to the stockholders of SouthWest Water when it is prepared. Investors may obtain a free copy of the proxy statement when it becomes available and any other documents filed by us at the SEC’s website at www.sec.gov. The proxy statements and other related documents also may be obtained for free from SouthWest Water by directing your requests to me.

The company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the security holders of the company in connection with the proposed transaction.  Information concerning the special interests of these directors, executive officers and other members of the company’s management and employees in the proposed transaction is included in the our preliminary proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2009, which are filed with the SEC.  These documents are available free of charge at the SEC’s website at www.sec.gov and at our website, www.swwc.com.

Now, I would like to turn the call over to our president and chief executive officer, Mark Swatek.  Mark?

Mark

Thanks DeLise and good afternoon everyone.  Before we get into the details of our first quarter results, I would like to give everyone an update on our progress in completing the proposed acquisition we announced in March. I am pleased to announce that we have submitted the required filings with public utility regulators in the five states in which we own utilities – Alabama, California, Mississippi, Oklahoma and Texas. We also submitted our Hart-Scott-Rodino filing with the FTC as well as a preliminary proxy statement with the SEC.  Each regulatory agency has its own process and timeline in reviewing these submissions so this is now a bit out of our hands, but we believe we are still on track to complete the transaction by March of next year.

Our new partners support our plans to continue to enhance SouthWest Water’s water and wastewater infrastructure. As a sign of their commitment to this investment, they purchased 2.7 million shares of our stock at a price of $6.00 per share, or,$16.2 million, in March. We applied the proceeds to reduce our revolving line of credit, which we use for capital expenditures and working capital purposes.

Our first quarter is historically our slowest quarter due to low demand for water use which is a significant driver of our profitability. 2010 was no exception. In fact, our customers used less water than at this time last year in both California and Texas due to weather that was wet and cool this year compared to the first quarter of 2009. This is both good and bad news, as the rain in California is much needed and will help replenish both surface and groundwater supplies that have been stressed due to the drought of the past few years.  Because of the extent of the drought we have had, it will take a couple more years of normal weather to fully restore supply levels, and we expect to see customer conservation become the norm.  Both California and Texas have had rate increases over the last year, which mitigated some of the weather impact, but on a consolidated basis we recorded lower revenue from our utilities this quarter than at this time last year.

The largest impact to overall company revenue came from our Texas MUD Services segment. This segment’s revenue was down year over year due to three factors.  First, as we’ve noted over the past several quarters, we lost a number of contracts since this time last year.  Second, we sold our environmental testing laboratory in April 2009, which significantly improved the risk profile of this business. And third, we modified the structure of certain contracts to eliminate pass-through material purchases for clients which generated revenue but with no corresponding profit. So although this decision reduced our revenue, it improved our operating margin on our portfolio of contracts in this segment.

We have talked about lowering our cost structure in the past and we’ve made significant progress since the first quarter of last year. As compared to the first quarter of last year, we have made significant reductions in corporate expenses. Last year’s results were impacted by the high costs of professional fees related to our comprehensive financial review and our restatement of historical financials. In the first quarter of this year, those costs were eliminated. However, we incurred significant expense associated with the process for the proposed merger, negotiation of the merger agreement, and the subsequent regulatory filings which added about $1.2M in cost this quarter. Other cost savings that I’d like to point out came in our Texas MUD segment. The team there is doing the right things to make this a more profitable segment for us going forward and I am pleased with the progress we saw in the first quarter including their significant reduction in customer service costs and bad debt expense.

We have experienced cost increases in our Texas Utility segment. Over the last year we have built an asset management program, rate strategy team and a dedicated financial staff. These added resources resulted in higher salary and wages in the quarter but this is an investment that will lead to cost savings down the road as we are able to manage our rate strategy internally versus using expensive, external consultants as we have done in the past. Texas Utilities also had increased repair and maintenance costs, fuel and supply costs and expenses associated with the retirement of a well and storage tank in the quarter. These factors were the driver behind the reduced operating margins in that segment this quarter.

Unfortunately our CFO, Ben Smith, couldn’t be with us today due to a family emergency so DeLise is going to give you his update today.  DeLise?

DeLise

Thank you, Mark. Our consolidated operating revenue in the first quarter decreased $3.2 million, or 6%, to $46.8 million from $50.1 million in the first quarter of last year.  Our net loss from continuing operations was $2.9 million, or $0.12 per share compared with a net loss of $3.4 million, or $0.14 per share in the first quarter of last year.

Utilities

In our Utilities segment, I will not be including any impacts from our California balancing accounts collections as those entries do not impact operating income. Costs charged to balancing accounts are by definition uncontrollable by the utility and are deferred to be either recovered from, or refunded to, customers. Balancing account offsets resulted in a grossing up of both revenue and expenses of $146 thousand in the quarter. Without those impacts, revenue decreased $300 thousand to $13.1 million from $13.4 million in the first quarter of 2009.  This decrease was primarily due to reduced consumption as a result of weather that was wet and cool this year compared to the first quarter of 2009 at our California utility which reduced revenue by $600 thousand, offset by rate increases in California and Alabama of $200 thousand.

Utility expenses in the quarter increased $200 thousand to $10.6 million from $10.3 million in the first quarter of 2009, primarily due to increases in depreciation expense resulting from capital additions, higher repair and maintenance costs and higher salaries and insurance expenses.

The resulting operating income decreased $400 thousand, to $2.6 million, from $3.0 million in the first quarter of 2009.

Texas Utilities

In our Texas Utilities segment, revenue in the quarter was up $100 thousand to $8.7 million from $8.6 million in the comparable period of 2009, primarily due to rate increases and connection growth partially offset by reduced consumption due to weather that was not as dry this year as compared to the first quarter of 2009.

Expenses in the quarter increased $1.5 million to $7.8 million from $6.2 million. As Mark discussed, this increase was primarily from increased head count related to our asset management program, internal rate strategy team, and increased financial staff, as well as increased repair and maintenance costs, fuel and supply costs and expenses associated with the retirement of a well and storage tank.

Resulting operating income decreased $1.5 million to $900 thousand from $2.4 million in the prior year first quarter.

O&M

O&M Services segment revenue remained essentially flat at $9.0 million in the first quarter versus $9.1 million in the first quarter of last year. The segment saw contract growth of $600 thousand, primarily due to new contracts signed but this was offset by $700 thousand of lost work, principally less project work than in the comparable period.

Operating expenses remained steady at $9.0 million, primarily due to increased costs of new contracts offsetting cost savings from lost work.

Resulting operating income was $100 thousand for both periods.

MUDs

Our Texas MUD Services segment revenue declined $3.1 million to $15.9 million from $19.0 million in the first quarter of 2009. This was driven by $1.9 million from contracts lost since the first quarter of last year, $500 thousand from the sale of our testing lab and $500 thousand from the reduction in pass-through revenue from material purchases for clients that Mark referred to earlier.

Expenses declined $2.9 million in the quarter to $15.7 million from $18.5 million in the comparable period of 2009. This decline was driven by G&A efficiency savings of $1.7 million, primarily from reduced head count and customer service center savings, as well as expense reductions of $600 thousand from lost contracts, $200 thousand from the sale of the lab and $600 thousand from the pass-through material costs.

Resulting operating income in the quarter was $200 thousand as compared with $400 thousand in the first quarter of last year.

Corporate Expenses

Corporate selling, general and administrative expenses decreased $3.6 million to $6.1 million from $9.6 million in the first quarter of 2009. The decrease was primarily driven by a reduction of $5.3 million related to the financial restatement expenses in the first quarter of 2009 partially offset by $1.2 million of increased costs associated with the proposed merger and $0.3 million related to severance costs.  Ongoing G&A related expenses were $0.3 million higher in the first quarter of 2010 compared to the first quarter of 2009, primarily due to increases in professional fees related to financial audits and internal control remediation efforts offset by decreases in salaries and wages, information technology costs and stock based compensation expense.

Interest expense was $2.4 million versus $1.9 million in the first quarter of last year. This increase was primarily due to increased interest rates and amortization of deferred financing costs, partially offset by reduced borrowing.  The effective weighted average interest rate on total borrowings was 6.1% compared to 3.9% in the comparable period.  The increase in interest rates reflects the credit agreement amendments put in place as a result of our financial restatements last year.

Our company-funded capital expenditures were $3.3 million compared to $3.8 million in the first quarter of 2009.

We ended the quarter with $143 million of debt, versus $155 million at year end 2009, with total debt comprising 54% of total capitalization.  We reduced our debt through the use of the $16.2 million received from the proceeds of the 2.7 million shares sold pursuant to the securities purchase agreement and investor rights agreement in connection with the proposed merger.

Our $110 million syndicated credit facility had $63 million of outstanding borrowings at March 31st with an average borrowing rate of 4.2%.

With that I would like to turn the call back to Mark.

Mark

Thank you, DeLise.

We would be happy to answer any questions you might have at this time.   Operator, please open up the lines for questions.

Q& A – (There were no questions received)

DeLise

                Thank you all for joining us today. A replay of this call will be available shortly on our website, www.swwc.com. This concludes SouthWest Water Company’s first quarter 2010 conference call.